FOR IMMEDIATE RELEASE                             EXHIBIT 99.1

IES Holdings Reports Fiscal 2025 Third Quarter Results

HOUSTON — August 1, 2025 — IES Holdings, Inc. (or “IES” or the “Company”) (NASDAQ: IESC) today announced financial results for the quarter ended June 30, 2025.

Third Quarter 2025 Highlights and Recent Developments
•Revenue of $890 million for the third quarter of fiscal 2025, an increase of 16% compared with $768 million for the same quarter of fiscal 2024
•Operating income of $111.9 million for the third quarter of fiscal 2025, an increase of 24% compared with $90.2 million for the same quarter of fiscal 2024
•Net income attributable to IES of $77.2 million for the third quarter of fiscal 2025, an increase of 24% compared with $62.1 million for the same quarter of fiscal 2024, and diluted earnings per share attributable to common stockholders of $3.81 for the third quarter of fiscal 2025, compared with $2.67 for the same quarter of fiscal 2024
•Adjusted net income attributable to IES (a non-GAAP financial measure, as defined below) of $79.8 million for the third quarter of fiscal 2025, an increase of 26% compared with $63.2 million for the same quarter of fiscal 2024, and diluted adjusted earnings per share attributable to common stockholders of $3.95 for the third quarter of fiscal 2025, compared with $2.72 for the same quarter of fiscal 2024
•Remaining performance obligations, a GAAP measure of future revenue to be recognized from current contracts with customers, of approximately $1.3 billion as of June 30, 2025
•Backlog (a non-GAAP financial measure, as defined below) of approximately $2.1 billion as of June 30, 2025
•Subsequent to quarter end, our Communications segment acquired Qypsys, a Tampa-based provider of wireless network infrastructure

Overview of Results
“During the third quarter of fiscal 2025, we delivered continued strong performance with a 16% increase in revenue and a 24% increase in operating income compared with the third quarter of fiscal 2024," said Matt Simmes, President and Chief Executive Officer. "Robust demand, particularly in the data center market, continued to drive growth in our Communications, Infrastructure Solutions and Commercial & Industrial segments. Our teams have continued to deliver high quality project execution, allowing us to scale effectively and improve operating margins year over year as we continue to grow.

"In our Residential segment, we continue to face a challenging housing market, as consumer demand continues to be affected by concerns over housing affordability, availability of insurance, unemployment, and overall economic uncertainty. Although the impacts of decreased demand were partially mitigated by expansion of our plumbing and HVAC trades in new markets, our Residential revenue for the third quarter of fiscal 2025 still declined compared with the prior year. Despite these current economic challenges, we remain optimistic about the longer term outlook for our Residential business based on positive demographic trends and pent-up demand for housing, which should lead to improved demand as housing affordability improves."

Our Communications segment’s revenue was $299.2 million in the third quarter of fiscal 2025, an increase of $106.9 million or 56% compared with the third quarter of fiscal 2024. The strong demand across the business at the beginning of fiscal 2025 has continued to accelerate, particularly in the data center market. In addition, our high-tech manufacturing and distribution center end markets remain strong. Reflecting the increase in revenue, successful project execution, and improved margins on projects well-suited to our skilled workforce, the segment's operating income increased to $47.8 million for the third quarter of fiscal 2025, compared with $21.0 million for the third quarter of fiscal 2024.
Our Residential segment’s revenue was $346.1 million in the third quarter of fiscal 2025, a decrease of $31.5 million or 8% compared with the third quarter of fiscal 2024, as a result of the continued softness in the housing market. Many large home builders have continued to offer incentives to buyers, passing a portion of the cost on to us and other suppliers in the form of price reductions for our services, resulting in reduced revenue and operating margins. In our multi-family business, lower revenue in the third quarter of fiscal 2025 compared with the prior year reflects the impacts of declining backlog over the course of fiscal 2023 and 2024. As a result, the Residential segment’s operating income decreased to $33.4 million for the third quarter of fiscal 2025, compared with $43.7 million for the third quarter of fiscal 2024.

Our Infrastructure Solutions segment’s revenue was $129.5 million in the third quarter of fiscal 2025, an increase of $27.5 million or 27% compared with the third quarter of fiscal 2024, driven by continued strong demand in our custom engineered solutions business, primarily in the data center end market, as well as expansion of our field services offerings. Operating income for the third quarter of fiscal 2025 was $32.6 million, compared with $19.8 million for the third quarter of fiscal 2024. The year-over-year profit improvement was driven primarily by a combination of higher volumes, improved pricing and operating efficiencies at our facilities, as well as the impact of investments we have made over the last several years to increase capacity.

Our Commercial & Industrial segment’s revenue was $115.4 million in the third quarter of fiscal 2025, an increase of $18.8 million or 20% compared with the third quarter of fiscal 2024, while segment operating income for the third quarter of fiscal 2025 was $12.9 million compared with $13.0 million for the third quarter of fiscal 2024. Results for the third quarter of fiscal 2025 reflect increased activity in the education and healthcare end markets, expansion of one of our operations in the Midwest market, and continued solid demand and strong execution in the data center end market. Results for the third quarter of fiscal 2024 reflect a strong contribution from a large data center project where we completed additions to the original scope of work at favorable margins.

Jeff Gendell, Executive Chairman, commented, “Now that Matt has assumed the CEO role, I'm looking forward to focusing my efforts as Executive Chairman on working with the team on our capital allocation priorities. During the third quarter of fiscal 2025, we continued our focus on growth, entering into an agreement to purchase an industrial fabrication operation in Manitowoc, Wisconsin to expand capacity for our custom engineered solutions business. Our Communications, Infrastructure Solutions and Commercial & Industrial segments continue to aggressively expand our capacity for large data center projects to meet the demands of our customers, and our Residential segment has continued its investment in information technology upgrades that will increase the scalability of the business.

"Subsequent to the end of the quarter, we acquired the remaining 20% interest in Edmonson Electric, in which we purchased our initial 80% interest in May 2021. Kevin Edmonson, President of Edmonson Electric, will continue to lead this business. Also subsequent to the end of the quarter, our Communications segment completed the acquisition of Qypsys, a Tampa, Florida-based provider of wireless network infrastructure, including fiber-based LANs and flexible cellular coverage solutions such as distributed antenna systems. Our Communications team has partnered for years with the Qypsys team to deliver wireless solutions for customers and we are thrilled to add their expertise in-house to IES.”

Capital Allocation; Stock Buyback Plan
“Capital allocation remains a top priority, as we seek to generate strong returns on our operating cash flow," added Tracy McLauchlin, Chief Financial Officer. "We ended the quarter with $88.4 million of cash and restricted cash, net of debt, and $66.8 million of marketable securities."
Capital allocation highlights during the third quarter of fiscal 2025 include the following:
•We supported the growth of our operating business with $17.1 million in capital expenditures
•We funded a $7 million deposit on the expected purchase of the Manitowoc, Wisconsin fabrication operation
•We repurchased 33,900 shares of our common stock for $5.3 million, ending the quarter with $168.0 million remaining under our stock repurchase authorization
•We used $32.8 million of our excess cash to purchase marketable securities

Non-GAAP Financial Measures and Other Adjustments
This press release includes adjusted net income attributable to IES, adjusted diluted earnings per share attributable to common stockholders, and backlog, and, in the non-GAAP reconciliation tables included herein, adjusted net income attributable to common stockholders, adjusted EBITDA and adjusted net income before taxes, each of which is a financial measure not calculated in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Management believes that these measures provide useful information to our investors by, in the case of adjusted net income attributable to common stockholders, adjusted earnings per share attributable to common stockholders, adjusted EBITDA and adjusted net income before taxes, distinguishing certain nonrecurring events such as litigation settlements, significant expenses associated with leadership changes, or gains or losses from the sale of a business, or noncash events, such as impairment charges or unrealized gains and losses on our investments, or, in the case of backlog, providing a common measurement used in IES's industry, as described further below, and that these measures, when reconciled to the most directly comparable GAAP measures, help our investors to better identify underlying trends in the operations of our business and facilitate easier comparisons of our financial performance with prior and future periods and to our peers. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which has been provided in the financial tables included in this press release.

Remaining performance obligations represent the unrecognized revenue value of our contract commitments. While backlog is not a defined term under GAAP, it is a common measurement used in IES’s industry and IES believes this non-GAAP measure enables it to more effectively forecast its future results and better identify future operating trends that may not otherwise be apparent. IES’s remaining performance obligations are a component of IES’s backlog calculation, which also includes signed agreements and letters of intent which we do not have a legal right to enforce prior to work starting. These arrangements are excluded from remaining performance obligations until work begins. IES’s methodology for determining backlog may not be comparable to the methodologies used by other companies.

For further details on the Company’s financial results, please refer to the Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2025, to be filed with the Securities and Exchange Commission ("SEC") by August 1, 2025, and any amendments thereto.

About IES Holdings, Inc.

IES designs and installs integrated electrical and technology systems and provides infrastructure products and services to a variety of end markets, including data centers, residential housing, and commercial and industrial facilities. Our more than 9,000 employees serve clients in the United States. For more information about IES, please visit www.ies-co.com.

Company Contact:
Tracy McLauchlin
Chief Financial Officer
IES Holdings, Inc.
(713) 860-1500
Investor Relations Contact:
Robert Winters or Stephen Poe
Alpha IR Group
(312) 445-2870
IESC@alpha-ir.com
Certain statements in this release may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “seek,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology. These statements involve risks and uncertainties that could cause the Company’s actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, a general reduction in the demand for our products or services; changes in general economic conditions, including supply chain constraints, high rates of inflation, changes in consumer sentiment, elevated interest rates, and market disruptions resulting from a number of factors, including geo-political events; competition in the industries in which we operate, which could result in the loss of one or more customers or lead to lower margins on new projects; our ability to successfully manage and execute projects, the cost and availability of qualified labor and the ability to maintain positive labor relations, and our ability to pass along increases in the cost of commodities used in our business; supply chain disruptions due to our suppliers' access to materials and labor, their ability to ship products timely, or credit or liquidity problems they may face; inaccurate estimates used when entering into fixed-price contracts, the possibility of errors when estimating revenue and progress to date on percentage-of-completion contracts, and complications associated with the incorporation of new accounting, control and operating procedures; our ability to enter into, and the terms of, future contracts; the existence of a small number of customers from whom we derive a meaningful portion of our revenues; reliance on third parties, including subcontractors and suppliers, to complete our projects; the inability to carry out plans and strategies as expected, including the inability to identify and complete acquisitions that meet our investment criteria, or the subsequent underperformance of those acquisitions; challenges integrating new businesses into the Company or new types of work, products or processes into our segments; backlog that may not be realized or may not result in profits; failure to adequately recover on contract change orders or claims against customers; closures or sales of our facilities resulting in significant future charges or a significant disruption of our operations; the impact of future epidemics or pandemics on our business; an increased cost of surety bonds affecting margins on work and the potential for our surety providers to refuse bonding or require additional collateral at their discretion; the impact of seasonality, adverse weather conditions, and climate change; fluctuations in operating activity due to factors such as cyclicality, downturns in levels of construction or the housing market, and differing regional economic conditions; difficulties in managing our billings and collections; accidents resulting from the physical hazards associated with our work and the potential for accidents; the possibility that our current insurance coverage may not be adequate or that we may not be able to obtain policies at acceptable rates; the effect of litigation, claims and contingencies, including warranty losses, damages or other latent defect claims in excess of our existing reserves and accruals; costs and liabilities under existing or potential future laws and regulations, including those laws and regulations related to the environment and climate change, as well as the inability to transfer, renew and obtain electrical and other professional licenses; interruptions to our information systems and cyber security or data breaches; expenditures to conduct environmental remediation activities required by certain environmental laws and regulations; loss of key personnel, ineffective transition of new management, or general labor constraints; credit and capital market conditions, including changes in interest rates that affect the cost of construction financing and mortgages, and the inability of some of our customers to obtain sufficient financing at acceptable rates, which could lead to project delays or cancellations; limitations on our ability to access capital markets and generate cash from operations to fund our capital needs; the impact on our effective tax rate or cash paid for taxes from changes in tax positions we have taken or changes in tax laws; difficulty in fulfilling the covenant terms of our revolving credit facility, which could result in a default and acceleration of any indebtedness under such revolving credit facility; reliance on certain estimates and assumptions that may differ from actual results in the preparation of our financial statements; uncertainties inherent in the use of percentage-of-completion accounting, which could result in the reduction or elimination of previously recorded revenues and profits; the recognition of potential goodwill, long-lived assets and other investment impairments; the existence of a controlling shareholder, who has the ability to take action not aligned with other shareholders or to dispose of all or a significant portion of the shares of our common stock it holds, which may trigger certain change of control provisions in a number of our material agreements; the relatively low trading volume of our common stock, which could increase the volatility of our stock price and could make it more difficult for shareholders to sell a substantial number of shares for the same price at which shareholders could sell a smaller number of shares; the possibility that we issue additional shares of common stock, preferred stock or convertible securities that will dilute the percentage ownership interest of existing stockholders and may dilute the value per share of our common stock; the potential for substantial sales of our common stock, which could adversely affect our stock price; the impact of increasing scrutiny and changing expectations from investors and customers, or new or changing regulations, with respect to environmental, social and governance practices; the cost or effort required for our shareholders to bring certain claims or actions against us, as a result of our designation of the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings; and the possibility that our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur, as well as other risk factors discussed in this document, in the Company’s annual report on Form 10-K for the year ended September 30, 2024 and in the Company’s other reports on file with the SEC. You should understand that such risk factors could cause future outcomes to differ materially from those experienced previously or those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise any information or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Forward-looking statements are provided in this press release pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about IES Holdings, Inc. can be found at http://www.ies-co.com under "Investor Relations." The Company's annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company's website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenues	$890.2	$768.4	$2,473.7	$2,108.6
Cost of services	650.6	573.6	1,847.2	1,598.4
Gross profit	239.6	194.8	626.5	510.2
Selling, general and administrative expenses	127.3	104.7	346.4	285.8
Contingent consideration	0.3	0.1	1.0	0.1
Gain on sale of assets	0.1	(0.2)	(0.1)	(1.6)
Operating income	111.9	90.2	279.2	225.9
Interest expense	0.5	0.4	1.3	1.2
Other (income) expense, net	2.7	0.6	(7.2)	0.3
Income from operations before income taxes	108.7	89.2	285.1	224.4
Provision for income taxes	29.4	22.6	75.5	57.4
Net income	79.3	66.6	209.6	167.0
Net income attributable to noncontrolling interest	(2.1)	(4.5)	(5.4)	(11.0)
Net income attributable to IES Holdings, Inc.	$77.2	$62.1	$204.2	$156.0

Computation of earnings per share:
Net income attributable to IES Holdings, Inc.	$77.2	$62.1	$204.2	$156.0
Increase in noncontrolling interest	(0.5)	(7.4)	(1.6)	(16.1)
Net income attributable to common stockholders of IES Holdings, Inc.	$76.7	$54.7	$202.6	$139.9

Earnings per share attributable to common stockholders:
Basic	$3.86	$2.71	$10.16	$6.92
Diluted	$3.81	$2.67	$10.03	$6.84

Shares used in the computation of earnings per share:
Basic (in thousands)	19,856	20,224	19,939	20,217
Diluted (in thousands)	20,104	20,497	20,188	20,463

IES HOLDINGS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF ADJUSTED NET INCOME ATTRIBUTABLE
TO IES HOLDINGS, INC. AND ADJUSTED EARNINGS PER SHARE
ATTRIBUTABLE TO COMMON STOCKHOLDERS
(DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net income attributable to IES Holdings, Inc.	$77.2	$62.1	$204.2	$156.0
Unrealized (gain) loss on trading securities (1)	3.7	1.5	(4.1)	3.3
Provision for income taxes	29.4	22.6	75.5	57.4
Adjusted income from operations before income taxes	110.3	86.2	275.6	216.7
Adjusted tax expense (2)	(30.5)	(23.0)	(74.5)	(58.2)
Adjusted net income attributable to IES Holdings, Inc.	79.8	63.2	201.1	158.5

Adjustments for computation of earnings per share:
Increase in noncontrolling interest	(0.5)	(7.4)	(1.6)	(16.1)
Adjusted net income attributable to common stockholders	$79.3	$55.8	$199.5	$142.4

Adjusted earnings per share attributable to common stockholders:
Basic	$4.00	$2.76	$10.01	$7.04
Diluted	$3.95	$2.72	$9.88	$6.96

Shares used in the computation of earnings per share:
Basic (in thousands)	19,856	20,224	19,939	20,217
Diluted (in thousands)	20,104	20,497	20,188	20,463

(1) Included in Other income on our Condensed Consolidated Statement of Operations (2) Adjusted for the tax impact of adjustments to pretax income above

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	June 30,	September 30,
	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$101.4	$100.8
Restricted cash	7.0	—
Marketable securities	66.8	35.0
Accounts receivable:
Trade, net of allowance	535.5	469.8
Retainage	98.5	89.8
Inventories	108.8	101.7
Costs and estimated earnings in excess of billings	74.7	60.2
Prepaid expenses and other current assets	20.1	14.4
Total current assets	1,012.8	871.7
Property and equipment, net	164.4	134.2
Goodwill	95.3	93.9
Intangible assets, net	38.9	45.9
Investments	44.9	—
Deferred tax assets	22.4	22.4
Operating right of use assets	77.2	62.0
Other non-current assets	13.8	13.9
Total assets	$1,469.7	$1,244.0
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$391.8	$363.6
Billings in excess of costs and estimated earnings	154.8	159.0
Total current liabilities	546.6	522.6
Long-term debt	20.0	—
Operating long-term lease liabilities	52.7	40.4
Other tax liabilities	17.7	16.7
Other non-current liabilities	10.3	12.2
Total liabilities	647.3	591.9
Noncontrolling interest	41.0	41.0
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	0.2	0.2
Treasury stock, at cost	(127.7)	(90.3)
Additional paid-in capital	208.6	203.4
Retained earnings	700.3	497.8
Total stockholders’ equity	781.4	611.1
Total liabilities and stockholders’ equity	$1,469.7	$1,244.0

IES HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Nine Months Ended
	June 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$209.6	$167.0
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	0.7	0.5
Deferred financing cost amortization	0.3	0.2
Depreciation and amortization	34.7	26.1
Gain on sale of assets	(0.2)	(1.6)
Non-cash compensation expense	9.4	4.3
Deferred income tax expense (benefit) and other non-cash tax adjustments, net	0.5	3.8
Unrealized (gain) loss on trading securities	(4.1)	3.3
Changes in operating assets and liabilities:
Marketable securities	(27.7)	—
Accounts receivable	(64.2)	(80.3)
Inventories	4.5	(11.2)
Costs and estimated earnings in excess of billings	(14.6)	(0.7)
Prepaid expenses and other current assets	(14.3)	(37.3)
Other non-current assets	(1.4)	0.2
Accounts payable and accrued expenses	24.1	31.3
Billings in excess of costs and estimated earnings	(4.2)	34.8
Other non-current liabilities	1.0	1.0
Net cash provided by operating activities	154.1	141.6
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(47.3)	(30.9)
Proceeds from sale of assets	0.7	2.5
Purchases of equity investments	(44.9)	(0.4)
Cash paid in conjunction with business combinations, net of cash acquired	(22.6)	(67.7)
Net cash used in investing activities	(114.1)	(96.4)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	996.4	2,089.9
Repayments of debt	(976.4)	(2,089.9)
Cash paid for finance leases	(3.3)	(3.0)
Purchase of noncontrolling interest	—	(31.2)
Settlement of contingent consideration liability	—	(4.1)
Distribution to noncontrolling interest	(7.5)	(13.5)
Purchase of treasury stock	(41.6)	(24.3)
Net cash used in financing activities	(32.4)	(76.1)
NET INCREASE IN CASH AND CASH EQUIVALENTS	7.6	(30.9)
CASH and CASH EQUIVALENTS, beginning of period	100.8	75.8
CASH and CASH EQUIVALENTS, end of period	$108.4	$44.9

IES HOLDINGS, INC. AND SUBSIDIARIES
OPERATING SEGMENT STATEMENT OF OPERATIONS
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenues
Communications	$299.2	$192.3	$805.2	$556.6
Residential	346.1	377.5	984.0	1,032.7
Infrastructure Solutions	129.5	102.0	355.2	240.7
Commercial & Industrial	115.4	96.6	329.3	278.6
Total revenue	$890.2	$768.4	$2,473.7	$2,108.6

Operating income (loss)
Communications	$47.8	$21.0	$116.0	$64.3
Residential	33.4	43.7	79.9	102.5
Infrastructure Solutions	32.6	19.8	82.4	46.8
Commercial & Industrial	12.9	13.0	35.8	31.7
Corporate	(14.8)	(7.3)	(34.9)	(19.4)
Total operating income	$111.9	$90.2	$279.2	$225.9

IES HOLDINGS, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION OF ADJUSTED EBITDA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net income attributable to IES Holdings, Inc.	$77.2	$62.1	$204.2	$156.0
Provision for income taxes	29.4	22.6	75.5	57.4
Interest & other (income) expense, net	3.1	1.0	(5.9)	1.5
Depreciation and amortization	11.7	10.6	34.7	26.0
EBITDA	$121.4	$96.3	$308.5	$240.9
Non-cash equity compensation expense	4.3	1.4	9.4	4.3
Adjusted EBITDA	$125.7	$97.7	$317.9	$245.2

IES HOLDINGS, INC. AND SUBSIDIARIES
SUPPLEMENTAL REMAINING PERFORMANCE OBLIGATIONS AND NON-GAAP RECONCILIATION OF BACKLOG DATA
(DOLLARS IN MILLIONS)
(UNAUDITED)

	June 30,	September 30,	June 30,
	2025	2024	2024
Remaining performance obligations	$1,295	$1,176	$1,177
Agreements without an enforceable obligation (1)	772	610	520
Backlog	$2,067	$1,786	$1,697

(1) Our backlog contains signed agreements and letters of intent which we do not have a legal right to enforce prior to work starting. These arrangements are excluded from remaining performance obligations until work begins.